Exhibit (12)

                          NORTHWEST NATURAL GAS COMPANY

                Computation of Ratio of Earnings to Fixed Charges
                      January 1, 1993 - December 31, 1997

                                     ($000)


                                                              Year Ended December 31
                                       -------------------------------------------------------------------
                                         1993           1994            1995          1996          1997
                                         ----           ----            ----          ----          ----
Fixed Charges, as defined:
     Interest on  Long-Term Debt        $22,578        $21,921        $23,141      $  23,176      $ 24,918
     Other Interest                       1,906          2,473          2,252          3,448         4,500
     Amortization of  Debt Discount
      and Expense                           775            850            882            865           730
     Interest Portion of Rentals          1,701          1,697          1,764          1,798         2,111
                                       --------       --------       --------      ---------      --------
     Total Fixed Charges, as defined    $26,960        $26,941        $28,039       $ 29,287      $ 32,259
                                        =======        =======        =======       ========      ========

Earnings, as defined:
     Net Income                         $37,647        $35,461        $38,065       $ 46,793      $ 43,059
     Taxes on Income                     22,096         20,473         22,120         27,347        21,106
     Fixed Charges, as above             26,960         26,941         28,039         29,287        32,259
                                        -------        -------       --------       --------      --------
     Total Earnings, as defined         $86,703        $82,875        $88,224       $103,427      $ 96,424
                                        =======        =======        =======       ========      ========

Ratio of Earnings to Fixed Charges         3.22           3.08           3.15           3.53          2.99
                                           ====           ====           ====           ====          ====
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